                                                                    Exhibit 23.2




                       Consent of Independent Auditors



We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated February 5, 1998 (except for the note, Commitments, Contingencies and Other Comments item (1), as to which the date is February 19,
1998) relating to Corporate Property Investors, Inc. and June 30, 1998 relating to Corporate Realty Consultants, Inc. included in the Proxy Statement of Simon DeBartolo Group, Inc. that is made part of the Registration Statement (Form S-4) with respect to the registration of 111,766,862 shares of Common Stock, 3,200,000 shares of Class B Common Stock and 4,000 shares of Class C Common Stock and Prospectus of Corporate Property Investors, Inc. and
Corporate Realty Consultants, Inc. dated August 13, 1998.



                                                /s/  Ernst & Young LLP


New York, New York
August 13, 1998